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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                 CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D)
                     OF THE SECURITIES EXCHANGE ACT OF 1934


         DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): December 6, 2000


                          BIOSHIELD TECHNOLOGIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         GEORGIA                       0-24913                   58-2181628
-------------------------------------------------------------------------------
(STATE OR OTHER JURISDICTION OF   (COMMISSION FILE NUMBER)  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)                             IDENTIFICATION NO.)



4405 International Blvd.
NORCROSS, GEORGIA                                                   30082

REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:             (770) 246-2000



          (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

ITEM 5.       OTHER EVENTS

         On or about October 20, 2000, the Company entered into a non-binding letter of intent with a group of current management ("eMD Group") of its subsidiary, Electronic Medical Distribution, Inc. ("eMD"), to acquire the assets and/or stock of eMD from the Company. The execution of this letter of intent was disclosed as a subsequent event on the Company's Form 10-Q. On November 27, 2000, the eMD Group withdrew its offer to purchase the assets and/or stock of eMD.

         The Company determined that it could not the operations of eMD and its concomitant cash commitments any longer and ceased all eMD-related operations effective December 1, 2000. On December 6, 2000, Electronic Medical Distribution, Inc. filed a Chapter 7 proceeding to liquidate the assets of eMD.

         In September 2000, the Company disclosed that it had amended its prior agreement with AHT Corporation ("AHT") from a merger to an asset purchase for cash. This agreement was reached in conjunction with a voluntary bankruptcy proceeding by AHT as well as the settlement of pending litigation between the Company and AHT. Because of the decline in its share price, among other reasons, the Company has been unable to raise the cash necessary to complete the asset purchase.

         On November 20, 2000 the bankruptcy court overseeing the AHT Chapter 11 proceeding agreed to a sale of the AHT assets to its single secured creditor, Cybear, Inc. As a result of the sale of the AHT assets to Cybear and the Company's inability to conclude the AHT asset purchase. AHT has commenced an Adversary proceeding on its Bankruptcy case asserting claims against the Company and certain of its' officers and directors which were asserted in the previously stayed litigation between AHT and the Company as well as a new claim


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for breach of contract. The Company intends to vigorously defend the claims and pursue counterclaims.

         On November 30th, 2000, the company terminated its Consulting Agreement with White Capital Group.

         Edward U. Miller resigned from the Board of Directors of the Company, for personal reasons effective November 27th, 2000. Mr. Miller was terminated as Chief Operating Officer of the Company on December 5th, 2000.

         On December 4th, 2000, Tim Bixler resigned as General Counsel to the Company. No reason for his resignation was given in his resignation letter.

         On December 5th, 2000, John Adams was terminated as V. P. of Strategic Planning of the Company.

         On December 5th, 2000, Marty Savarick resigned as a Director of the Company. No reason for his resignation was given in his resignation letter.

         On December 11th, 2000, Tim Garner resigned as a Director of the Company. No reason for his resignation was given in his resignation letter.

         Effective December 11th, 2000, the Resignation Agreement between the Company and Timothy C. Moses was terminated. Mr. Moses will remain as Chairman and Acting President and CEO until his successor has been named.

         On December 12th, 2000, the following persons were added to the Board of the Company: Dr. Rodothea Milatou, Allen Lingo and Angela Howell.

         On December 12th, 2000, the Board approved a new Employment Agreement with Timothy C. Moses.

         The Company failed to obtain a quorum of voted shares for its annual meeting on November 20th, 2000 will not be unable to hold the rescheduled the annual meeting on December 15th, 2000 due to the resignations of directors slated for re-election and the failure to obtain a quorum of voted shares. The Company intends to reschedule the annual meeting and disseminate a new proxy statement, with a new slate of directors in the early part of 2001.

         The Company's Common Stock is currently listed on the NASDAQ Small-Cap Market. The Company has received notification from NASDAQ that because the bid price of the Company's Common Stock has been below $1.00 for more than 90 days, the company faces possible delisting from this exchange. If a delisting occurs, the Common Stock would be traded on the OTC Bulletin Board or in the "pink sheets" maintained by the National Quotation Bureau. This may, among other things, have the effect of limiting the Company's ability to raise additional financing.

         The Company has reduced the number of its employees to 9 due to its current financial condition. The Company will also vacate its lease at 5565 Peachtree Parkway, Norcross, Georgia effective December 15, 2000 as part of a plan of continuing cost reductions. The Company is currently seeking sources of financing to continue its existing operations. In the event that the Company is unable to obtain additional financing in the very near future, it may be forced to further curtail or cease its operations.

ITEM 7.       FINANCIAL STATEMENTS; PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

(c)           Exhibits

10.146 Employment Agreement between the Company and Timothy C. Moses dated December 12, 2000.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                      BIOSHIELD TECHNOLOGIES, INC.
                                      (Registrant)


Date: December 15, 2000               /s/ Timothy C. Moses
                                      ----------------------------------------
                                      TIMOTHY C. MOSES
                                      President and Chief Executive Officer



                                  Exhibit Index

Exhibit       Description
-------       -----------

10.146 Employment Agreement between the Company and Timothy C. Moses dated December 12, 2000.